UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 1, 2006

Date of Report

(Date of earliest event reported)

ADVANCED DIGITAL INFORMATION CORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-21103	91-1618616
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11431 Willows Road NE, PO Box 97057, Redmond, WA 98073-9757

(Address of Principal Executive Offices) (Zip Code)

(425) 881-8004

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 1, 2006, Advanced Digital Information Corporation (the “Company”) acquired all of the issued capital of Rocksoft Limited (“Rocksoft”) for approximately $63 million in cash pursuant to that certain Implementation Agreement (the “Agreement”) dated March 14, 2006 by and among the Company, Rocksoft, Neil James Johnson and Ross Neil Williams, as amended on June 6, 2006 (the “Amendment”).

The foregoing description of the Agreement, the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement and the Amendment. A copy of the Agreement is attached to the Company’s Current Report on Form 8-K filed on March 15, 2006 as Exhibit 2.1 and a copy of the Amendment is attached to the Company’s Current Report on Form 8-K filed on June 9, 2006 as Exhibit 2.1, both of which are incorporated herein by reference.

Item 8.01	Other Events.

The Company issued a press release on August 1, 2006. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The press release should be read in conjunction with the note regarding forward looking statements, which is included in the press release.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

Financial statements required by Item 9.01(a) will be filed in an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 days after this Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

Pro forma financial information required by Item 9.01(b) will be filed in an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 days after this Report on Form 8-K is required to be filed.

(c) Exhibits

99.1	Press release issued by Advanced Digital Information Corporation, Dated August 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 4, 2006

Advanced Digital Information Corporation

By:	/s/ Jon Gacek
Jon Gacek
Chief Financial Officer and
Executive Vice President—Finance and Operations

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